[  SEAL OF THE  ]
[   SECRETARY   ]
[   OF STATE    ]


              Certificate of Amendment to Articles of Incorporation
                          For Nevada Profit Corporation

                       (Pursuant to NRS 78.385 and 78.390)


1. Name of corporation:

ANGLOTAJIK MINERALS INC.

2. The articles have been amended as follows (provide article numbers, if available):

The name of the corporation shall be:

INTERCONTINENTAL RESOURCES, INC.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 53% *

4. Effective date of filing (optional): 5/5/06

5.  Officer Signature (required)  /s/ Matthew Markin
                                  -----------------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.